SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 22, 2003

Clarion Technologies, Inc. (Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-24690 (Commission File Number)	91-1407411 (I.R.S. Employer Identification No.)

38 West Fulton, Suite 300, Grand Rapids, Michigan (Address of principal executive offices)	49503 (Zip Code)

616-233-6680 (Registrant's telephone number, including area code)

Item 5.   Other Events and Required FD Disclosure

On May 22, 2003, Clarion Technologies, Inc. mailed annual meeting materials to its shareholders, including its Form 10-K/A and Definitive Proxy Statement, both previously filed with the Securities and Exchange Commission. The Letter to Shareholders, attached hereto as Exhibit 99.1, was also included in the annual meeting materials sent to shareholders.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit 99.1   Shareholder Letter

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 22, 2003	CLARION TECHNOLOGIES, INC.
	By:	/s/ Edmund Walsh Edmund Walsh Chief Financial Officer

EXHIBIT 99.1

Dear Shareholders:

2002 was a year of numerous accomplishments, opportunities and operational improvements.

Due to the continued uncertainty of world events, the economy remained lackluster and showed little recovery during the year. Two of the three markets served by our Company, automotive and office environments, were significantly impacted by the soft economy and suffered slower sales. The third market, consumer products, experienced growth, primarily because of low interest rates which kept new housing construction on the rise.

During 2002, we continued to execute our strategic plan that was developed to respond to these conditions. We continued to align our business for increased competitiveness, strengthening our foundation and clarifying our path to becoming the dominant injection molder in our three primary markets. Below are significant accomplishments from the year strengthened our position and prepared our organization for the future.

  In April of 2002, we completed the sale of our Montpelier, Ohio facility. This divestiture reduced approximately $13 million of debt and exited us from the heavy truck market.

  In May of 2002, we secured a Long-Term Supply Agreement from a key consumer products customer that we expect to increase our level of business by $100M over the next four years.

  Throughout fiscal 2002, we continued the momentum built during the latter part of 2001 and met or exceeded our financial plan. In 2002, gross margin improved by over $10 million and net loss improved by over $20 million versus 2001. These improvements occurred because our strategic changes have reduced our cost structure and improved competitiveness.

  In December of 2002, $38 million of debt was converted to equity in the form of preferred stock. This restructuring demonstrates the confidence our investors and equity shareholders have in the company and their belief in our strategy. This change in our capital structure will reduce our annual interest expense by over $6 million and reduce our long-term financial obligations.

  In April of 2003, we entered into a new four year loan agreement with a new primary bank. This loan agreement provides financial stability for the company and will accommodate future growth. The flexibility provided by this new agreement will allow us to satisfy capital equipment requirements, add key technologies and further solidify our competitiveness.

Though the economy continues to waver, we believe Clarion is gathering momentum, growing its share of its core markets, and strengthening its existing customer relationships. Our customers want to work with suppliers with broad geographic reach, high quality products, capability to add value, a record of on-time delivery and low cost solutions. We are responding to these needs. In addition, we are continuing to develop strategies to further diversify our customer base and provide products that help our customers compete in their chosen markets.

Our operational efforts and our commitment to the strategies mapped out over a year ago have truly begun to reap dividends. We closed the first quarter of 2003 with $600,000 in net income. Our organization is a long way from where we were a year ago and we continue to make improvements. As we look at the second quarter of 2003, our sales are on the rise. This increase in sales, in addition to our current business, equates to a yearly run rate of nearly $100 million.

The past several years have been marked by significant growth, a challenging economy and operational improvement opportunities. We have appreciated the patience of our shareholders over the past two years as we strengthened the organization and positioned ourselves to be the dominant injection molder in the markets we serve. Clarion’s leadership has taken the necessary steps, both operationally and strategically, to direct strategic planning and resources to meet our customer, employee and shareholder expectations. We believe that our continued commitment, sales growth and execution will provide the value our shareholders expect.

May 22, 2003

William Beckman, President

The statements made in this letter include forward-looking statements made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements.